                                                         Exhibit 11
                          DATA SWITCH CORPORATION
                    COMPUTATION OF EARNINGS PER SHARE
                      (000's except per share data)

                          For the Three Months  For the Six Months
                              Ended June 30,      Ended June 30,
                              1995      1994      1995      1994
                          _________ _________ ________ _________
Primary
_______
Shares outstanding at
 the beginning
 of the period              12,486    12,290    12,377    12,176

Weighted average
 number of shares
 issued and
 issuable share
 equivalents                   401        43       424       149
                           ________ _________ _________ _________
Weighted average
 number of common
 shares outstanding         12,887    12,333    12,801    12,325
                          ========= ========= ========= =========
Income before extra-
 ordinary gain            $  1,129  $    457  $  1,801  $    572
                          ========= ========= ========= =========
Net income                $  1,142  $    457  $  1,909  $    572
                          ========= ========= ========= =========
Primary earnings per
 share before extra-
 ordinary gain            $   0.09  $   0.04  $   0.14  $   0.05
                          ========= ========= ========= =========
Primary earnings
 per share                $   0.09  $   0.04  $   0.15  $   0.05
                          ========= ========= ========= =========

Fully Diluted
_____________
Shares outstanding at
 the beginning of
 the period                 12,486    12,290    12,377    12,176

Weighted average number
 of shares issued
 and issuable share
 equivalents                   482        61       465       158

Assumed conversion of
 debentures                  2,683     2,820     2,683     2,820
                          _________ _________ _________ _________
Weighted average number
 of shares issued
 and issuable share
 equivalents as
 adjusted for full
 dilution                   15,651    15,171    15,525    15,154
                          ========= ========= ========= =========
Income before extra-
ordinary gain             $  1,129  $    457  $  1,801  $    572
                          ========= ========= ========= =========
Net income                $  1,142  $    457  $  1,909  $    572
                          ========= ========= ========= =========

Adjustment for interest,
 net of tax, on
 convertible debentures        231       243       465       486
                          _________ _________ _________ _________
Adjusted net income
 before extraordinary
 gain                     $  1,360  $    700  $  2,266  $  1,058
                          ========= ========= ========= =========
Adjusted net income       $  1,373  $    700  $  2,374  $  1,058
                          ========= ========= ========= =========

Fully diluted earnings
 per share before extra-
 ordinary gain            $   0.09  $ 0.05(a) $ 0.15(a) $ 0.07(a)
                          ========= ========= ========= =========
Fully diluted earnings
 per share                $   0.09  $ 0.05(a) $ 0.15(a) $ 0.07(a)
                          ========= ========= ========= =========

(a) These calculations are submitted in accordance with SEC Release No. 9083, although they are not in accordance with APB opinion No. 15 because the additional incremental shares are anti-dilutive and increase/decrease the reported net income per share.